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                                                                    EXHIBIT 23.1


                          Independent Auditors' Consent




The Board of Directors
PLD Telekom Inc.:

We consent to incorporation by reference in the registration statement (no. 333-35139) on Form S-8, in the Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 (no. 333-18713), in the registration statement (no. 333-5396) on Form S-3, and in the registration statement (no. 333-5400) on Form S-3 of PLD Telekom Inc. of our report dated March 30, 1999, relating to the consolidated balance sheets of PLD Telekom Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K for the year ended December 31, 1998 of PLD Telekom Inc.

Our report dated March 30, 1999 contains an explanatory paragraph that states the Company has suffered recurring losses from operations, has a net capital deficiency and a working capital deficiency, and does not presently have sufficient funds on hand to meet its current debt service obligations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                        KPMG LLP


New York, New York
March 30, 1999